FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	April 21, 2021

Valmont Reports First Quarter 2021 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the first quarter ended March 27, 2021.
First Quarter 2021 Highlights (all metrics compared to First Quarter 2020 unless otherwise noted)
•Net Sales of $774.9 million increased 14.9% led primarily by significantly higher sales in Irrigation and Utility Support Structures

•Operating Income increased 15.4% to $77.2 million, or 10.0% of sales compared to $66.9 million or 9.9% of sales last year, despite significant inflationary pressures

•Diluted Earnings per Share (EPS) improved to $2.57 compared to $1.99, an increase of 29.1%

•Record global backlog of more than $1.3 billion, reflecting strong market demand
◦Utility Support Structures global backlog increased 27.0% during the quarter to a record $717.0 million, including receipt of two additional purchase orders totaling approximately $220 million for the large 500kV project in the Southeast U.S.
◦Irrigation global backlog increased to approximately $350.0 million during the quarter
•Generated operating cash flow of $33.2 million; cash and cash equivalents at end of first quarter were $391.5 million
•Repurchased 50,147 shares of company stock for $11.1 million, at an average price of $221.98 per share
•Announced an 11% quarterly dividend increase, from $0.45 to $0.50 ($1.80 to $2.00 annualized)
•Recognized a favorable tax rate of 21.9% primarily due to a non-recurring incremental tax benefit attributed to employee stock option exercises
•Released the Valmont 2021 Sustainability Report, highlighting commitments to environmental, social and governance (ESG) principles along with key metrics and 2025 environmental goals:
◦19% reduction in Scope I carbon intensity of Company vehicles
◦12% additional reduction in normalized global electricity usage

◦10% reduction in Scope I/II carbon intensity

•Commissioned a 1MW solar installation at the Company's largest manufacturing facility in Valley, Nebraska, utilizing the Company's proprietary solar tracker technology to supply approximately 6.0% of the site's electricity demand

Key Financial Metrics

First Quarter 2021
(000's except per share amounts)	03/27/2021 1Q 2021	03/28/2020 1Q 2020	vs. 1Q 2020
Net Sales	$774,886	$674,200	14.9%
Operating Income	77,211	66,895	15.4%
Operating Income as a % of Net Sales	10.0%	9.9%
Net Earnings	55,014	42,929	28.2%
Diluted Earnings Per Share	$2.57	$1.99	29.1%
Average Shares Outstanding	21,429	21,549

"We achieved solid sales and earnings growth across the majority of our businesses this quarter through proactively implementing pricing actions starting in fourth quarter 2020, which helped largely offset steep inflationary pressures,” said Stephen G. Kaniewski, President and Chief Executive Officer. “Sales growth was led by significantly higher sales in the Irrigation segment including a 34.0% increase in technology products year-over-year, as higher agricultural commodity prices are driving positive farmer sentiment, and deliveries of the large, multi-year project for Egypt continued during the quarter. Higher volumes in the Utility Support Structures segment were driven by strong underlying demand, including in renewable energy markets, and we were pleased to be awarded two additional purchase orders for the large 500kV project in the Southeast U.S. In Engineered Support Structures, higher sales of wireless communication products helped partially offset anticipated lower transportation market volumes, and the Coatings segment continues to improve with general economic trends. We generated positive free cash flow despite unprecedented raw material inflation, driven by our continued focus on working capital management and solid earnings growth."
First Quarter 2021 Segment Review

Infrastructure
Utility Support Structures Segment (32.7% of Sales)
Steel, concrete and composite structures for utility markets, including transmission, distribution, substations, and renewable energy generation equipment and drone inspection services
Sales of $253.1 million grew 12.3% year-over-year, led by higher volumes from increasing demand for renewable energy generation and utilities' continued investments in grid resiliency.

Operating Income was $21.7 million or 8.6% of sales compared to $27.7 million, or 12.3% of sales in 2020. Higher volumes and improved operational performance were more than offset by the impact of rapid raw material cost inflation that could not be fully recovered through pricing actions and a higher mix of global generation products.

Engineered Support Structures Segment (28.7% of Sales)
Poles, towers and components for the lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Sales of $222.3 million decreased 3.6% year-over-year, as lower volumes in transportation markets were partially offset by favorable pricing, higher sales of wireless communication products and components, and $8.6 million of favorable currency impacts.

Lighting and traffic sales of $153.9 million decreased 10.5% year-over-year. Lower volumes, primarily due to COVID-19 impacts on project timing and delays in approving the FAST Act extension, were partially offset by favorable pricing in all regions.

Wireless communication structures and components sales of $46.1 million increased 20.6% year-over-year. Increasing capital investments from wireless carriers and favorable pricing led to the sales growth.

Access Systems sales of $22.3 million increased 8.8% year-over-year, primarily due to favorable currency impacts.

Operating Income was $19.9 million or 9.0% of sales compared to $15.9 million or 6.9% of sales in 2020. Profitability improvement was driven by favorable pricing, a more favorable mix of products and lower SG&A expense.

Coatings Segment (12.0% of Sales)
Galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $93.3 million increased 5.9% year-over-year, as favorable pricing and higher internal volumes were partially offset by lower external volumes in North America due to disruptions from COVID-19 and winter weather on end customers.

Operating Income was $12.9 million or 13.8% of sales compared to $11.1 million or 12.5% of sales in 2020. Profitability improvement was led by favorable pricing and operational efficiencies, partially offset by a $0.8 million non-recurring, natural gas expense due to impacts of the Texas winter weather event during the quarter.

Agriculture
Irrigation Segment (29.6% of Sales)
Irrigation equipment, center pivots and linears for agricultural markets, including, parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

Global sales of $229.7 million increased 46.5% year-over-year, due to higher volumes across most markets, particularly in the Middle East, and higher technology sales, partially offset by $6.1 million of unfavorable currency impacts.

North American sales of $122.8 million increased 15.2% compared to 2020, due to higher volumes across all irrigation product lines, and higher industrial tubing sales.

International sales of $106.9 million more than doubled year-over-year and increased more than 125.0% in local currencies. Sales growth was led by higher volumes including continued deliveries of the large multi-year Egypt project, strong demand in Brazil, improved product mix and sales from recent acquisitions.

Operating Income was $38.7 million, or 16.9% of sales compared to $23.7 million, or 15.1% of sales in 2020. Profitability growth was driven by higher volumes and improved operational efficiency, partially offset by higher R&D expense of approximately $2.0 million for technology growth investments.

Strength of Global Supply Chain and Continuation of COVID-19 Safety Protocols
Since the start of the pandemic, the Company has been taking measured and deliberate steps to strengthen its global supply chain. Through its strong relationships with many strategic suppliers, Valmont has been able to continue procuring raw materials and components critical to its operations, particularly steel. Other supply constraints have been largely mitigated by effectively utilizing the

Company's global footprint. Further, current constraints at global seaports have not significantly disrupted its operations. Additionally, Valmont continues to follow CDC, WHO and local guidelines during the pandemic to protect the safety, health and well-being of employees, customers, suppliers and communities.

Balance Sheet, Liquidity and Capital Allocation
The Company continues to generate good cash flows through strong earnings and a focus on working capital management, including inventory optimization. At end of the first quarter, cash and cash equivalents were $391.5 million. Valmont purchased $11.1 million of company stock in the first quarter, and $136.8 million remains on the current authorization, with no expiration. Recognizing its strong balance sheet and confidence in generating good cash flows in the future, the Company in February announced an 11.0% increase to its quarterly dividend. During the quarter, Moody's reaffirmed the Company’s Baa3/Stable credit rating and Valmont remains committed to maintaining its Investment Grade rating.

Second-Quarter 2021 Financial Outlook and Reaffirming Full-Year Key Assumptions
While certain aspects of the pandemic's impact on global economic factors and pace of economic recovery remain somewhat uncertain, the Company will continue to provide a greater level of transparency, including key assumptions and indications for second quarter 2021, to help the financial community understand short-term impacts and expectations. The Company is also reaffirming key assumptions and indications for full-year 2021.

2Q 2021 Financial Outlook
•2Q Net Sales estimated to be $805.0 - $830.0 million, an increase of 17.0% - 20.0% vs. prior year
•2Q Operating Profit Margin estimated to be 9.5% - 10.5%
•Tax rate between 23.0% - 24.0%
Reaffirming Full Year 2021 Financial Outlook and Key Assumptions
•Net Sales estimated to increase 9.0% - 14.0% vs. prior year
•Favorable foreign currency translation impact of approximately 2.0% of Net Sales
•Irrigation segment sales estimated to significantly increase 27.0% - 30.0% vs. prior year
•In Utility Support Structures, significant raw material cost inflation negatively impacting gross profit margins in the first half of 2021
•Diluted Earnings per Share estimated to be $9.00 - $9.70
•Second half 2021 tax rate between 24.0% - 25.0%; no tax law changes
•Capital expenditures to be in the range of $110 - $120 million to support strategic growth initiatives and Industry 4.0 advanced manufacturing initiatives
•No closures of large manufacturing facilities, workforce disruptions, or significant supply chain interruptions

Kaniewski added, "We've had a strong start to the year, and are very encouraged by the tailwinds across many of our global markets. We entered the second quarter with a new record global backlog of more than $1.3 billion, including more than $700 million in the Utility Support Structures segment, providing a good line of sight for us into 2022. In the Engineered Support Structures segment the need for critical infrastructure investment globally gives us confidence in the long-term market growth trends, and we are benefiting from increasing demand in wireless communications markets as 5G build-outs continue to ramp. Our Coatings business is trending in-line with improving industrial production levels.

In Irrigation, the large, multi-year project for Egypt and favorable market trends globally are providing strong momentum, as evidenced by our global backlog of more than $350 million. Across the portfolio, we continue to execute pricing strategies to recover the impact of unprecedented raw material cost increases and leverage the strength of our global supply chain. Additionally, our balance sheet is strong and gives us flexibility to execute our long-term strategic plan. Our strategy remains focused on long-term growth, with an organizational emphasis on ESG principles, Return on Invested Capital, Operational Excellence and strengthening our organization for the future. As always, the safety and well-being of our employees remains our number one imperative, while we continue to execute and drive growth and performance."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, April 22, 2021 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 1Q 2021 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13713719. The replay will be available through 10:59 p.m. CDT on April 29, 2021.

About Valmont Industries, Inc.
Valmont is a global leader, designing and manufacturing engineered products and services that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter
	13 Weeks Ended

	27-Mar-21	28-Mar-20
Net sales	$774,886	$674,200
Cost of sales	570,332	487,951
Gross profit	204,554	186,249
Selling, general and administrative expenses	127,343	119,354
Operating income	77,211	66,895
Other income (expense)
Interest expense	(9,999)	(10,014)
Interest income	311	1,043
Loss on investments (unrealized)	(109)	(2,308)
Other	3,449	1,810
Other income (expense), net	(6,348)	(9,469)
Earnings before income taxes	70,863	57,426
Income tax expense	15,502	14,486
Equity in (loss) of nonconsolidated subsidiaries	(360)	(219)
Net earnings	55,001	42,721
Less: (Earnings) attributable to non-controlling interests	13	208
Net earnings attributable to Valmont Industries, Inc.	$55,014	$42,929

Average shares outstanding (000's) - Basic	21,179	21,453
Earnings per share - Basic	$2.60	$2.00

Average shares outstanding (000's) - Diluted	21,429	21,549
Earnings per share - Diluted	$2.57	$1.99

Cash dividends per share	$0.500	$0.450

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	First Quarter
	13 Weeks Ended
	27-Mar-21	28-Mar-20
Net sales
Utility Support Structures	$253,133	$225,461
Engineered Support Structures	222,327	230,742
Coatings	93,288	88,085
Infrastructure products	568,748	544,288
Irrigation	229,664	156,720
Less: Intersegment sales	(23,526)	(26,808)
Total	$774,886	$674,200

Operating Income
Utility Support Structures	$21,652	$27,724
Engineered Support Structures	19,925	15,931
Coatings	12,872	11,054
Infrastructure products	54,449	54,709
Irrigation	38,748	23,663
Corporate	(15,986)	(11,477)
Total	$77,211	$66,895

Valmont has aggregated its business segments into four global reportable segments as follows.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for utility markets, including transmission, distribution, and substation products, and renewable energy generation equipment.

Engineered Support Structures: This segment consists of the manufacture and distribution of engineered poles, towers, and components for lighting, transportation, and wireless communication markets, including integrated structure solutions for smart cities, and engineered access systems.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, and advanced technology solutions for water management and precision agriculture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	27-Mar-21	26-Dec-20
ASSETS
Current assets:
Cash and cash equivalents	$391,458	$400,726
Accounts receivable, net	491,383	511,714
Inventories	512,924	448,941
Contract asset - costs and profits in excess of billings	117,539	123,495
Prepaid expenses and other assets	89,522	59,804
Refundable income taxes	4,810	9,945
Total current assets	1,607,636	1,554,625
Property, plant and equipment, net	605,354	597,727
Goodwill and other assets	795,086	800,808
	$3,008,076	$2,953,160

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$5,147	$2,748
Notes payable to banks	38,182	35,147
Accounts payable	289,110	268,099
Accrued expenses	186,177	227,735
Contract liability - billings in excess of costs and earnings	150,068	130,018
Dividend payable	10,625	9,556
Total current liabilities	679,309	673,303
Long-term debt, excluding current installments	729,589	728,431
Other long-term liabilities	349,076	343,590
Shareholders' equity	1,250,102	1,207,836
	$3,008,076	$2,953,160

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	First Quarter
	13 Weeks Ended
	27-Mar-21	28-Mar-20
Cash flows from operating activities
Net Earnings	$55,001	$42,721
Depreciation and amortization	21,031	20,343
Contribution to defined benefit pension plan	(964)	(17,039)
Change in working capital	(54,500)	9,255
Other	12,585	7,072
Net cash flows from operating activities	33,153	62,352

Cash flows from investing activities
Purchase of property, plant, and equipment	(27,565)	(23,580)
Acquisitions	—	(8,804)
Other	(1,743)	(752)
Net cash flows from investing activities	(29,308)	(33,136)

Cash flows from financing activities
Proceeds from long-term borrowings	4,181	10,000
Proceeds (payments) from short-term borrowings	3,975	(1,442)
Principal payments on long-term borrowings	(712)	(188)
Purchase of treasury shares	(11,131)	(20,481)
Purchase of noncontrolling interest	—	(53,534)
Dividends paid	(9,556)	(8,079)
Other	2,593	(5,285)
Net cash flows from financing activities	(10,650)	(79,009)
Effect of exchange rates on cash and cash equivalents	(2,463)	(9,104)
Net change in cash and cash equivalents	(9,268)	(58,897)
Cash and cash equivalents - beginning of year	400,726	353,542
Cash and cash equivalents - end of period	$391,458	$294,645